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                        ADMINISTRATIVE SERVICES AGREEMENT

    This Administrative Services Agreement, dated as of March 10, 1998, between Ladenburg Thalmann Fund Management Inc., a corporation organized under the laws of the State of Delaware ("LTFM"), and Ladenburg Thalmann Asset Management Inc., a corporation organized under the laws of the State of New York ("LTAM").

    WHEREAS, LTFM acts as investment manager to Boyar Value Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), of which Boyar Asset Management, Inc., a corporation organized under the laws of the State of Delaware ("BAM"), is the investment adviser; and

    WHEREAS, LTAM is prepared to provide LTFM with all administrative services necessary or appropriate for the conduct of LTFM's business, subject to and in accordance with the terms of this Agreement;

    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

    1. Administrative Services. So long as this Agreement is in effect, LTAM will provide to LTFM all administrative services necessary or appropriate for the conduct of LTFM's business. Without limiting the generality of the foregoing, LTAM shall (i) administer the business affairs of LTFM and supervise the overall day to day operations thereof; (ii) provide LTFM will full administrative services, including the maintenance of books and records, such as journals, ledger accounts and other records required to be maintained in connection with the conduct of LTFM's business; and (iii) provide LTFM with the services of persons competent to perform such supervisory, administrative and clerical functions as are necessary to provide effective operation of the Fund. Nothing in this Agreement shall require LTFM to provide or pay for any service that the Fund is obligated to pay or provide for under the terms of the Fund's agreements with LTFM, BAM or others.

    2. Additional Funds. In the event that LTFM agrees to act as investment manager of another fund, and wishes to retain LTAM to perform administrative services hereunder for that fund, it shall notify LTAM in writing. If LTAM is willing to render such services, it shall notify LTFM in writing, whereupon such fund shall become a Fund as defined herein.

    3. Staffing. LTAM shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be

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necessary or appropriate to the performance of its obligations under this
Agreement.

    4. Information to be Made Available. LTFM shall, from time to time, furnish or otherwise make available to LTAM such financial reports and other information relating to the business and affairs of the Fund as LTAM may reasonably require in order to discharge its duties and obligations under this Agreement or to comply with any applicable law or regulation.

    5. Fees. For the services to be rendered, and the expenses to be assumed by LTAM, LTFM shall pay to LTAM, in like manner and terms, the compensation payable by the Fund to LTFM pursuant to Section 5 of the Management Agreement, dated as of March 10, 1998, by the Fund and LTFM (the "Management Agreement").

    6. Exculpation. LTAM shall use its commercially reasonable efforts in the performance of its administrative activities on behalf of LTFM, but in the absence of willful misconduct, bad faith, gross negligence or reckless disregard of its duties hereunder, LTAM shall not be liable to LTFM for any error of judgment or mistake of law or for any act or omission by LTAM or for any losses sustained by LTFM, the Fund or their shareholders. Nothing in this Agreement is intended to confer any rights upon the Fund or its shareholders against LTAM.

    7. Other Activities. It is understood that LTAM and its shareholders, officers and employees may have advisory, administrative, management or other contracts with other organizations or persons, and may have other interests and businesses.

    8. Term. This Agreement shall continue for an initial two-year term and thereafter shall continue automatically for successive periods of one year unless terminated by any of the parties hereto by written notice delivered to the other parties hereto within 60 days of the expiration of the then-existing period. In the event BAM ceases to be the investment adviser, or LTFM ceases to be the investment manager, of the Fund, this Agreement shall automatically terminate with respect to the Fund.

    9. Amendments. This Agreement may be amended or modified by the parties hereto in any manner by written agreement executed by each of the parties hereto.

    10. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.





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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                              LADENBURG THALMANN ASSET MANAGEMENT INC.



                              By:/s/ Jay Petschek
                                 Name: Jay Petschek
                                 Title: President



                              LADENBURG THALMANN FUND MANAGEMENT INC.


                              By: /s/ Jay Petschek
                                 Name:Jay Petschek
                                 Title: President





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